Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-209410) pertaining to the 2011 Option Plan, 2016 Share Option and Incentive Plan, and Non-Plan Share Options of BeiGene, Ltd.,

2.	Registration Statement (Form S-8 No. 333-214064) pertaining to the 2011 Option Plan of BeiGene, Ltd.,

3.	Registration Statement (Form S-8 No. 333-216885) pertaining to the 2016 Share Option and Incentive Plan of BeiGene, Ltd.,

4.	Registration Statement (Form S-3 No. 333-218301) of BeiGene, Ltd. and the related prospectus,

5.	Registration Statement (Form S-3 No. 333-218303) of BeiGene, Ltd. and the related prospectus,

6.	Registration Statement (Form S-8 No. 333-223319) pertaining to the 2016 Share Option and Incentive Plan, as amended, of BeiGene, Ltd.,

7.	Registration Statement (Form S-8 No. 333-225543) pertaining to the 2018 Employee Share Purchase Plan and the 2018 Inducement Equity Plan of BeiGene, Ltd., and

8.
Registration Statement (Form S-8 No. 333-228786) pertaining to the Second Amended and Restated 2016 Share Option and Incentive Plan and the Second Amended and Restated 2018 Employee Share Purchase Plan of BeiGene, Ltd.;

of our reports dated March 2, 2020, with respect to the consolidated financial statements of BeiGene, Ltd. and the effectiveness of internal control over financial reporting of BeiGene, Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young Hua Ming LLP
Beijing, People's Republic of China
March 2, 2020